Exhibit 99.1

Argan, Inc. Reports Second Quarter Results

September 9, 2019 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its second quarter ended July 31, 2019. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data):

	July 31,
	2019	2018	Change
For the Quarter Ended:
Revenues	$63,059	$136,670	$(73,611)
Gross profit	2,965	30,708	(27,743)
Gross profit margins	4.7%	22.5%	(17.8)%
Net income attributable to the stockholders of the Company	$1,154	$16,972	$(15,818)
Diluted per share	0.07	1.08	(1.01)
EBITDA attributable to the stockholders of the Company	(4,084)	24,445	(28,529)
Diluted per share	(0.26)	1.56	(1.82)

	July 31, 2019	January 31, 2019
As of:
Cash, cash equivalents and short-term investments	$233,624	$296,531	$(62,907)
Net liquidity (1)	294,423	335,032	(40,609)
Project backlog	1,369,000	1,094,000	275,000

(1)         We define net liquidity, or working capital, as our total current assets less our total current liabilities.

Our consolidated revenues for the three months ended July 31, 2019 were $63.1 million which represented a decline of $73.6 million from $136.7 million for the three months ended July 31, 2018. The decline is primarily due to Gemma Power Systems (“GPS”) reaching substantial completion on four gas-fired power plant projects during the year ended January 31, 2019 and concluding activities on a fifth gas-fired power plant early in the first quarter of the current fiscal year. We have not replaced those lost revenues as new project starts have taken longer to occur than anticipated. We expect this trend to reverse over the coming quarters as GPS has received a full notice to proceed (“FNTP”) on the largest project in its history. For the three months ended July 31, 2019, the majority of consolidated revenues were contributed by our separate businesses of The Roberts Company (“TRC”), which reported record quarterly revenues during the current quarter, and Atlantic Project Company (“APC”). Together, TRC and APC contributed 94% of consolidated revenues for the three months ended July 31, 2019.

As previously disclosed, APC, our international subsidiary, has encountered significant and escalating operational and contractual challenges in completing a subcontract on a biomass-fired power plant construction project in the United Kingdom. At this time, APC continues to perform the works on the plant and is negotiating with the customer in an effort to resolve differences. APC has conducted multiple comprehensive reviews of the remaining contract work, prepared updated timelines for the completion of the project and assessed other factors. Currently, we estimate that the forecasted costs to perform the contracted work will exceed projected revenues by $30.9 million. The total amount of this loss was recognized in our operating results for the six-month period ended July 31, 2019, including $3.4 million reflected in our operating results for the three months ended July 31, 2019.

However, an income tax benefit of $6.4 million, that was recognized for the current quarter, offset the contract loss for the quarter and resulted in net income attributable to our stockholders of $1.2 million, or $0.07 earnings per diluted share, for the three months ended July 31, 2019 compared to net income attributable to our stockholders of $17.0 million, or $1.08 earnings per diluted share, for the prior year quarter. EBITDA attributable to our stockholders for the quarter ended July 31, 2019 decreased to $(4.1) million, or $(0.26) per diluted share, from $24.4 million, or $1.56 per diluted share, for the prior year quarter. The Company paid its regular quarterly cash dividend of $0.25 per share in July.

As of July 31, 2019, our cash, cash equivalents and short-term investments totaled $234 million and net liquidity was $294 million; plus, we had no debt. As mentioned earlier, subsequent to quarter-end we were pleased to announce that GPS received a FNTP with engineering, procurement and construction activities under a contract for a 1,875 MW natural gas-fired power plant in Guernsey County, Ohio. Construction of this state-of-the-art combined cycle facility has begun with completion scheduled in 2022. Also, during the quarter, GPS entered into an EPC services contract to construct a 625 MW natural gas-fired power plant in Harrison County, West Virginia. Our project backlog has been increased to approximately $1.4 billion as of July 31, 2019 from $1.1 billion as of January 31, 2019.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We were delighted to receive an FNTP on a major project for Gemma as we convert business development efforts and project backlog into active jobs. We are also pleased with record revenues at Roberts this quarter though our overall bottom line was negatively impacted by an additional $3.4 million loss on our APC project in the United Kingdom. We look forward to increased revenues over the next couple of years as Gemma starts new projects over the next several quarters.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and our future financial performance is subject to risks and uncertainties including but not limited to: (1) the strong operational performance of GPS; (2) the Company’s ability to mitigate losses related to APC’s loss contract; (3) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (4) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-Q and 10-K, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
REVENUES	$63,059	$136,670	$112,603	$278,036
Cost of revenues	60,094	105,962	130,664	231,876
GROSS PROFIT (LOSS)	2,965	30,708	(18,061)	46,160
Selling, general and administrative expenses	10,038	10,378	19,626	20,015
Impairment loss	—	—	2,072	—
(LOSS) INCOME FROM OPERATIONS	(7,073)	20,330	(39,759)	26,145
Other income, net	1,642	2,928	3,894	3,692
(LOSS) INCOME BEFORE INCOME TAXES	(5,431)	23,258	(35,865)	29,837
Income tax benefit (expense)	6,411	(6,314)	6,932	(8,051)
NET INCOME (LOSS)	980	16,944	(28,933)	21,786
Net loss attributable to non-controlling interests	(174)	(28)	(287)	(23)
NET INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	1,154	16,972	(28,646)	21,809
Foreign currency translation adjustments	(6)	(693)	(1,060)	(1,272)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$1,148	$16,279	$(29,706)	$20,537

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.07	$1.09	$(1.84)	$1.40
Diluted	$0.07	$1.08	$(1.84)	$1.39

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,633	15,568	15,608	15,568
Diluted	15,757	15,673	15,608	15,673

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$0.50	$0.50

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended July 31,
	2019	2018
Net income	$980	$16,944
Less EBITDA attributable to noncontrolling interests	172	28
Interest expense	—	110
Income tax (benefit) expense	(6,411)	6,314
Depreciation	882	796
Amortization of purchased intangible assets	293	253
EBITDA attributable to the stockholders of the Company	$(4,084)	$24,445

	Six Months Ended July 31,
	2019	2018
Net (loss) income	$(28,933)	$21,786
Less EBITDA attributable to noncontrolling interests	287	23
Interest expense	—	659
Income tax (benefit) expense	(6,932)	8,051
Depreciation	1,711	1,567
Amortization of purchased intangible assets	592	506
EBITDA attributable to the stockholders of the Company	$(33,275)	$32,592

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s results of operations presented in accordance with GAAP. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31, 2019	January 31, 2019
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$170,710	$164,318
Short-term investments	62,914	132,213
Accounts receivable, net	45,989	36,174
Contract assets	51,742	58,357
Other current assets	21,782	25,286
TOTAL CURRENT ASSETS	353,137	416,348
Property, plant and equipment, net	20,903	19,778
Goodwill	30,766	32,838
Other purchased intangible assets, net	5,545	6,137
Right-of-use assets	1,043	—
Deferred taxes	7,979	1,257
Other assets	351	290
TOTAL ASSETS	$419,724	$476,648
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$26,028	$39,870
Accrued expenses	30,928	33,097
Contract liabilities	1,758	8,349
TOTAL CURRENT LIABILITIES	58,714	81,316
Lease liabilities	616	—
Other noncurrent liabilities	1,325	960
TOTAL LIABILITIES	60,655	82,276

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,636,535 and 15,577,102 shares issued at July 31 and January 31, 2019, respectively; 15,633,302 and 15,573,869 shares outstanding at July 31 and January 31, 2019, respectively	2,346	2,337
Additional paid-in capital	147,445	144,961
Retained earnings	211,167	247,616
Accumulated other comprehensive loss	(1,406)	(346)
TOTAL STOCKHOLDERS’ EQUITY	359,552	394,568
Non-controlling interests	(483)	(196)
TOTAL EQUITY	359,069	394,372
TOTAL LIABILITIES AND EQUITY	$419,724	$476,648